Exhibit 99.1

Media Contact:

Rich Silverman

212 632-6285

richard.silverman@lazard.com

LAZARD LTD ANNOUNCES INITIAL PUBLIC OFFERING

May 4, 2005 — Lazard Ltd announced today that its initial public offering of 34,183,162 shares of common stock has been priced at $25.00 per share. The shares will begin trading tomorrow on the New York Stock Exchange under the trading symbol “LAZ.”

Lazard Ltd also announced that its offering of 11,500,000 equity security units has been priced at $25 per unit. The units will begin trading tomorrow on the New York Stock Exchange under the trading symbol “LDZ.”

“Lazard is the leading global independent advisor and a premier global asset manager,” said Bruce Wasserstein, Chairman and Chief Executive Officer. “For more than 150 years, Lazard has served its clients under changing economic conditions, and we look forward to this exciting new era. We made the decision to become a public company after careful deliberation and with the best interests of our clients, our people and our investors in mind.”

Lazard has principal offices in Paris, London, Milan and New York, and operates from 27 cities across 15 countries in North America, Europe, Asia and Australia.

A copy of the prospectus related to each offering may be obtained from Goldman Sachs, 85 Broad Street, New York, N.Y., 10004.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent only the company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside of the company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Registration Statement on Form S-1 (Commission file number 333-121407) under the caption “Risk Factors” and in our Registration Statement on Form S-1 (Commission file number 333-123463) under the caption “Risk Factors.”

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Because one of the primary purposes of this offering, the additional financing transactions and the proposed restructuring of Lazard’s operations is to facilitate the redemption of the interests of the historical partners, the representatives of the historical partners on the Lazard LLC board do not intend to and will not take any action with respect to these matters. Accordingly, we expect to obtain Lazard LLC board approval of these matters on the closing date of this offering after representatives of the historical partners on the Lazard LLC board have resigned from the board. The completion of this offering will not occur unless the then Lazard LLC board approval is obtained.

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